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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                       OF

                    RESTATED CERTIFICATE OF INCORPORATION

        Alpha 1 Biomedicals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors of Alpha 1 Biomedicals, Inc., resolutions were adopted setting forth proposed amendments to the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and directing that such amendments be considered at the next Annual Meeting of Stockholders of said corporation. The resolutions setting forth the proposed amendments are as follows:

        RESOLVED, that Section 1 of the Restated Certificate of Incorporation of the Company be amended to read as follows:

        "1. Name. The name of the corporation is RegeneRx Biopharmaceuticals, Inc."

        FURTHER RESOLVED, that Section 4 of the Restated Certificate of Incorporation of the Company be amended to read as follows:

        "4. Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred One Million (101,000,000) shares divided into two classes of which One Million (1,000,000) shares of the par value of $.001 per share shall be designated Preferred Stock and One Hundred Million (100,000,000) shares of the par value of $.001 per share shall be designated Common Stock."

        SECOND: That thereafter, at the Annual Meeting of Stockholders of said corporation held on December 15, 2000, pursuant to notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendments.

        THIRD: That said amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.



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        IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Allan L. Goldstein, its President and Chief Executive Officer, this 15th day of December, 2000.

                                        ALPHA 1 BIOMEDICALS, INC.



                                 BY:    /s/ Allan L. Goldstein
                                        -----------------------------------
                                        Allan L. Goldstein
                                        President and Chief Executive Officer




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